EXHIBIT 99.4

PRESS RELEASE

	Contact:	John Simmons, V.P., CFO
Stewart & Stevenson Services, Inc.
For Immediate Release		713-868-7700

STEWART & STEVENSON ANNOUNCES COMPLETION

OF THE SALE OF ITS AIRLINE PRODUCTS BUSINESS

Houston, January 25, 2005 – Stewart & Stevenson Services, Inc. (NYSE:SVC) announced today that it has completed the sale of substantially all of the assets of its Airline Products business to an affiliate of Jacobson Partners, a New York private equity firm.    Proceeds of the sale totaled $60 million, which included $45 million in cash plus a short term, senior secured note for $15 million as well as the assumption of specified liabilities.  Total proceeds are subject to further adjustment based on the amount of working capital conveyed at closing.

Max L. Lukens, Chief Executive Officer, stated, “We are pleased to have completed this transaction and wish the new owners every success.  We continue to be focused on our core businesses and the proceeds from the sale of this business will strengthen the company’s balance sheet and improve liquidity.  We remain committed to executing those actions required to improve the overall returns of the company.”

The Airline Products segment was reflected as a discontinued operation in the company’s third quarter financial results, and any resulting gain from this transaction will be reflected as a gain on sale of discontinued operations in the results for the fourth quarter of fiscal 2004 which ends January 31, 2005.

Stewart & Stevenson Services, Inc. (NYSE: SVC), founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, marine, petroleum and transportation.  For more information on Stewart & Stevenson visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to cost controls,  risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to information technology, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks  all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.